Exhibit 1.04
Certificate of Correction for the Certificate of Designation of the Series C Convertible Preferred Stock

STATE OF DELAWARE

CERTIFICATE OF CORRECTION

Integrated Media Holdings, Inc. (Entity 3021813), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware.

DOES HEREBY CERTIFY:
1. The name of the corporation is Integrated Media Holdings, Inc. (Entity 3021813).

2. That a Certificate of Designation of the Series C Convertible Preferred Stock was filed by the Secretary of State of Delaware on February 19, 2008 and that said Certificate requires correction as permitted by Section 103 of the General Corporation Law of the State of Delaware.

3. The inaccuracy or defect of said Certificate is: The number of shares constituting the Series C Preferred shall be equal to 103,143, not 100,000.

4. Correction of inaccuracy or defect – This inaccuracy shall be repaired by inserting “103,143” in place of “100,000” where it is stated in paragraph one line six and again in section 2 of Convertible Preferred Stock.

IN WITNESS WHEREOF, said corporation has caused this Certificate of Correction to be effective the 19th day of February, A.D. 2008.

 By:

William L. Sklar, President and CEO